Exhibit 99.4

CONSENT OF J.P. MORGAN SECURITIES LLC

The Board of Directors

Surgical Care Affiliates, Inc.

510 Lake Cook Road, Suite 400

Deerfield, IL 60015

Re: Registration Statement on Form S-4

We hereby consent to (i) the use of our opinion letter dated January 7, 2017 to the Board of Directors of Surgical Care Affiliates, Inc. (the “Company”) included in Annex C to Part I of the Registration Statement on Form S-4 of UnitedHealth Group Incorporated filed on February 21, 2017 (the “Registration Statement”) relating to the proposed merger of the Company and UnitedHealth Group Incorporated and (ii) the references to such opinion in such Registration Statement under the captions “Risk Factors—Risks Relating to the Transactions”, “The Transactions—Background of the Transactions”, “The Transactions—SCA’s Reasons for the Transactions; Recommendation of the Board of Directors of SCA”, “The Transactions—Opinion of SCA’s Financial Advisor” and “The Transactions—Certain Unaudited Prospective Financial Information of SCA”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

J.P. MORGAN SECURITIES LLC

By:	/s/ Thomas Monaghan
Name: Thomas Monaghan
Title: Managing Director

February 21, 2017